Exhibit 99

VF Announces Record First Quarter Maintains Full Year 2008 Guidance and Declares Dividend

  1Q revenues rise 10% to $1.8 billion
  EPS from continuing operations up 14% to $1.33
  Gross margins rise to 45.1% from 43.5%
  Results driven by double-digit revenue growth in Outdoor and Imagewear, and strong contribution from Contemporary Brands
  Maintaining full year guidance for revenue and EPS growth of 9% and 10%, respectively

Information regarding VF’s first quarter conference call webcast today at 4:30 p.m. can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--VF Corporation (NYSE:VFC), a global leader in branded lifestyle apparel, today announced record results for the first quarter of 2008. All per share amounts are presented on a diluted basis and, unless otherwise noted, reflect continuing operations.

First quarter revenues rose 10% to a record $1,846.3 million, compared with $1,673.6 million in the first quarter of 2007. Income from continuing operations in the current quarter increased 11% to a record $149.0 million, compared with $134.1 million in the prior year’s quarter. Earnings per share from continuing operations rose 14% in the first quarter, to a record $1.33 from $1.17 last year. The benefit from foreign currency translation was $.09 per share in the current quarter.

“Our record results for the first quarter demonstrate the strength and diversity of the business platform we have built – in brands, geographies, product categories and channels of distribution,” said Eric Wiseman, President and Chief Executive Officer. “Our international and retail businesses, both of which grew by over 20% in the quarter, are proving to be very beneficial to us as we navigate through what are clearly challenging economic conditions in the U.S. Based on this strong performance and our confidence that we have the right strategic initiatives in place to achieve our goals, we are maintaining our guidance for 2008.”

First Quarter Business Review

Outdoor

The strength of our Outdoor brands around the world contributed to another quarter of exceptionally strong performance. The performance of our Outdoor coalition has exceeded our expectations, and we remain confident that our business has excellent prospects for future growth. Total revenues rose 18% with double-digit growth in both our domestic and international businesses. The North Face®, Vans®, Kipling® and Napapijri® brands each posted double-digit revenue gains in the quarter. Operating income rose 26%, with operating margins rising a full percentage point to 16.6%.

We look forward to double-digit top line growth and higher operating margins in 2008 as we continue to benefit from our investments in brand building and infrastructure.

Jeanswear

Revenues of our global Jeanswear coalition, which includes our Wrangler®, Lee® and Riders® brands, declined 6% during the quarter. Our international jeans revenues rose 6% reflecting the benefit of foreign currency translation. We achieved strong growth in Asia, Mexico and Latin America, with double-digit revenue increases on a constant-currency basis in each market. Domestic jeanswear revenues declined 13% due to a very challenging retail environment that impacted our business in both the mass market and mid-tier channels of distribution and the shift in timing of certain product programs in this year’s quarter versus the 2007 period. Jeanswear operating margins rose in the quarter, despite a slight decline in operating income.

Top line comparisons should begin to improve in the second quarter and continue through the balance of the year due to newly added programs in both our international and domestic businesses and continued strength in Asia, Mexico and Latin America.

Sportswear

Total revenues of our Sportswear coalition, which includes our Nautica® and John Varvatos® brands as well as the Kipling® brand in North America, declined 11% in the quarter. Our Kipling® and John Varvatos® businesses achieved higher revenues in the quarter. As anticipated, Nautica® brand revenues declined, primarily due to a customer’s decision last year to reduce their assortment of Nautica® products, as well as lower sales in off-price channels. Recently, we decided to discontinue our Nautica® women’s wholesale sportswear business to focus our resources on building our core men’s sportswear, licensed and direct-to-consumer businesses. This decision resulted in expenses of $3 million ($0.02 per share) in the quarter and should result in savings of approximately $3 million in the second half of 2008. The decline in operating income and margins reflects these expenses as well as the revenue decline in the quarter.

Contemporary Brands

Our Contemporary Brands coalition, which consists of the 7 For All Mankind®and lucy® brands acquired in 2007, added $96 million to first quarter revenues and $15 million to operating income. We are particularly pleased with the performance of the 7 For All Mankind® brand, which continues to exhibit strong year over year revenue growth. We are also making solid progress in strengthening the product assortment and store concept for our lucy® brand as we continue our retail expansion strategy.

Imagewear

Total revenues of our Imagewear coalition rose 16% in the quarter, with growth in both our Image and Activewear businesses. The acquisition of Majestic Athletic added $35 million to revenues. Imagewear operating income rose in the quarter, and margins declined due to the timing of the Majestic acquisition during the 2007 first quarter.

Our international and direct-to-consumer businesses continue to be key drivers of growth. Our international business continued to experience solid growth, with revenues increasing 21% in the quarter and representing 36% of total revenues. We also continue to experience healthy gains in our retail revenues, which increased 24% in the quarter. Retail revenues of our Vans®, The North Face®, Kipling®, Napapijri®, Wrangler® and Lee® brands each grew at double-digit rates. At the end of the quarter, we had 641 owned retail stores.

Operating margins rose to 13.2% in the quarter, up from 12.9% in the first quarter of 2007, helped in part by strong profitability in our international businesses. Gross margins increased to 45.1% from 43.5%, reflecting efficiency gains in our global jeanswear business and healthy growth in our lifestyle brands. Marketing, administrative and general expenses increased as a percent of revenues in the quarter due in large part to the seasonality of our expanding retail business.

Our balance sheet continues to be strong and our inventories are in good shape. Inventories were up 13% from the prior year’s first quarter, with 7% of the increase due to the 2007 acquisitions. Cash and equivalents were $258 million at the end of the quarter, and we continue to expect cash flow from operations of approximately $700 million in 2008. During the quarter we repurchased 1.7 million shares.

Outlook

We continue to anticipate another record year in 2008 and are maintaining our guidance for a revenue increase of 9% and an EPS increase of 10%.

Our strong revenue growth should continue in the second quarter, with an anticipated increase of 10%, half of which should be organic growth. The fact that our business is changing and will continue to change – as we expand our retail business, grow our lifestyle brands and acquire new ones – is resulting in more seasonality in our business and will affect the cadence of our earnings during the year, particularly in the second quarter.

We continue to look forward to higher gross margins in the second quarter, which should increase by 100 basis points. However, operating margins in the quarter could decline by 200 basis points from the 11.1% reported in the 2007 second quarter, reflecting two primary factors. The first is the absence of the gain from the sale of the H.I.S trademarks in last year’s second quarter, which added $7.5 million to operating income (and $.04 to EPS) in the 2007 period. This factor will account for approximately 50 basis points of the expected decline in operating margins. The second primary factor relates to our Outdoor coalition, where seasonality plays a role. We expect continued strong top line growth in our Outdoor coalition in the second quarter, but higher spending in retail, distribution and advertising will disproportionately impact profitability in the second quarter, our seasonally lowest period of revenues. For example, we expect to open 15 to 20 new stores in our Outdoor coalition in the quarter. In addition, distribution expenses will increase to support the higher shipping levels we expect in the second half of the year, and advertising will be up as a percent of revenues to support future growth.

As a result of our commitment to continue investing in the growth of our Outdoor business, Outdoor operating income and margins are expected to be below last year’s second quarter, which will account for most of the remaining 150 basis point expected reduction in our second quarter operating margins. On a full year basis, we continue to expect that operating margins in our Outdoor coalition in 2008 will be above prior year levels.

Two other items will impact second quarter margins, but to a much lesser degree. In Sportswear, while revenue comparisons should improve in the second quarter, operating income and margins are also expected to decline, due to similar issues that impacted first quarter profitability. Looking forward to the second half of 2008, we anticipate Sportswear operating margins returning to double-digit levels, due in part to improved performance in our retail stores and easier comparisons. In addition, the second quarter is a low period of revenues and profitability for our Contemporary Brands coalition. While it will be clearly profitable in the second quarter, considering the acquisition interest expense along with the seasonality of our Seven For All Mankind and lucy activewear businesses, we expect a slightly dilutive impact from these acquisitions of $.02 per share in the quarter.

Taking into account the above factors, we expect second quarter earnings per share will approximate $.80 per share compared with $.93 in the 2007 quarter.

We expect strong revenue comparisons and a resumption of double-digit earnings per share growth in the second half of 2008, driven by the exceptional profitability in our growing international businesses, continued growth in our retail revenues and profits, the seasonal benefit to revenues from our fast-growing Outdoor business and improved results across our coalitions. “While we expect economic and retail conditions to remain very challenging, we believe we have the right business model supported by the solid execution plans needed to achieve our 2008 growth targets,” concluded Mr. Wiseman.

Dividend Declared

The Board of Directors declared a cash dividend of $.58 per share, payable on June 20, 2008 to shareholders of record as of the close of business on June 10, 2008.

Webcast Information

VF will hold its first quarter conference call and webcast today at 4:30 p.m. ET. Interested parties should call 1-888-287-5420 domestic, or 1-719-785-1756 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through April 29th and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 9493633. A replay also can be accessed at the Company’s web site at www.vfc.com.

Cautionary Statement on Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Eagle Creek®, Eastpak®, JanSport®, Napapijri®, Nautica®, Kipling®, John Varvatos®, 7 For All Mankind®, lucy®, Majestic® and Red Kap®.

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

VF CORPORATION Consolidated Statements of Income (In thousands, except per share amounts)

	Three Months Ended March

	2008	2007

Net Sales	$1,825,277	$1,653,608
Royalty Income	21,064	20,011

Total Revenues	1,846,341	1,673,619

Costs and Operating Expenses
Cost of goods sold	1,014,130	945,883
Marketing, administrative and general expenses	588,086	512,411
	1,602,216	1,458,294

Operating Income	244,125	215,325

Other Income (Expense)
Interest income	1,696	2,444
Interest expense	(22,199)	(13,923)
Miscellaneous, net	(150)	266
	(20,653)	(11,213)

Income from Continuing Operations Before Income Taxes	223,472	204,112

Income Taxes	74,440	70,034

Income from Continuing Operations	149,032	134,078

Discontinued Operations	-	4,266

Net Income	$149,032	$138,344

Earnings Per Common Share - Basic
Income from continuing operations	$1.36	$1.20
Discontinued operations	-	0.04
Net income	1.36	1.24

Earnings Per Common Share - Diluted
Income from continuing operations	$1.33	$1.17
Discontinued operations	-	0.04
Net income	1.33	1.20

Weighted Average Shares Outstanding
Basic	109,361	111,893
Diluted	111,877	114,820

Cash Dividends Per Common Share	$0.58	$0.55

Fiscal Periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal first quarter ends on the Saturday closest to March 31. For presentation purposes herein, all references to periods ended March 2008, December 2007 and March 2007 relate to the fiscal periods ended as of March 29, 2008, December 29, 2007 and March 31, 2007, respectively.

VF CORPORATION Consolidated Balance Sheets (In thousands)

	March 2008	December 2007	March 2007

ASSETS

Current Assets
Cash and equivalents	$257,856	$321,863	$174,155
Accounts receivable, net	1,111,460	970,951	1,002,563
Inventories	1,165,431	1,138,752	1,027,073
Other current assets	223,541	213,563	209,102
Current assets of discontinued operations	-	-	276,202
Total current assets	2,758,288	2,645,129	2,689,095

Property, Plant and Equipment	1,548,280	1,529,015	1,471,535
Less accumulated depreciation	892,709	877,157	879,595
	655,571	651,858	591,940

Intangible Assets	1,408,131	1,435,269	847,125

Goodwill	1,324,896	1,278,163	1,032,766

Other Assets	426,970	436,266	353,897

Noncurrent Assets of Discontinued Operations	-	-	155,965

	$6,573,856	$6,446,685	$5,670,788

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$302,814	$131,545	$317,457
Current portion of long-term debt	3,661	3,803	69,683
Accounts payable	365,940	509,879	301,698
Accrued liabilities	558,556	488,089	484,119
Current liabilities of discontinued operations	408	1,071	73,726
Total current liabilities	1,231,379	1,134,387	1,246,683

Long-term Debt	1,143,620	1,144,810	635,280

Other Liabilities	584,772	590,659	530,260

Noncurrent Liabilities of Discontinued Operations	-	-	10,535

Commitments and Contingencies

Common Stockholders' Equity
Common Stock	108,924	109,798	111,089
Additional paid-in capital	1,664,314	1,619,320	1,526,913
Accumulated other comprehensive income (loss)	101,633	61,495	(97,277)
Retained earnings	1,739,214	1,786,216	1,707,305
Total common stockholders' equity	3,614,085	3,576,829	3,248,030

	$6,573,856	$6,446,685	$5,670,788

VF CORPORATION Consolidated Statements of Cash Flows (In thousands)

	Three Months Ended March

	2008	2007

Operating Activities
Net income	$149,032	$138,344
Adjustments to reconcile net income to cash used by operating activities of continuing operations:

Income from discontinued operations	-	(4,266)
Depreciation	24,402	23,728
Amortization of intangible assets	9,895	4,639
Other amortization	2,926	3,953
Stock-based compensation	15,834	21,344
Other, net	8,390	5,385
Changes in operating assets and liabilities, net of acquisitions:

Accounts receivable	(122,798)	(162,891)
Inventories	(16,009)	(16,449)
Accounts payable	(148,496)	(91,039)
Accrued compensation	(52,376)	(42,418)
Accrued income taxes	67,210	55,850
Accrued liabilities	29,201	66,561
Other assets and liabilities	(17,503)	(11,510)

Cash used by operating activities of continuing operations	(50,292)	(8,769)

Income from discontinued operations	-	4,266
Adjustments to reconcile income from discontinued operations to cash used by discontinued operations
	(663)	(15,422)
Cash used by discontinued operations	(663)	(11,156)
Cash used by operating activities	(50,955)	(19,925)

Investing Activities
Capital expenditures	(21,673)	(24,156)
Sale of property, plant and equipment	2,444	1,504
Business acquisitions, net of cash acquired	-	(157,111)
Software purchases	(1,440)	(510)
Other, net	301	827
Cash used by investing activities of continuing operations	(20,368)	(179,446)
Discontinued operations, net	-	(371)
Cash used by investing activities	(20,368)	(179,817)

Financing Activities
Increase in short-term borrowings	171,251	228,728
Payments on long-term debt	(1,315)	(1,174)
Purchase of Common Stock	(123,676)	(159,341)
Cash dividends paid	(63,528)	(61,530)
Stock-based compensation, net	11,059	18,662
Tax benefits of stock-based compensation	8,397	5,072

Cash provided by financing activities	2,188	30,417

Effect of Foreign Currency Rate Changes on Cash	5,128	256

Net Change in Cash and Equivalents	(64,007)	(169,069)

Cash and Equivalents - Beginning of Year	321,863	343,224

Cash and Equivalents - End of Period	$257,856	$174,155

VF CORPORATION Supplemental Financial Information Business Segment Information (In thousands)

	Three Months Ended March

	2008	2007

Coalition Revenues
Jeanswear	$712,228	$760,804
Outdoor	636,244	538,753
Imagewear	247,034	213,691
Sportswear	132,226	148,440
Contemporary Brands	95,970	-
Other	22,639	11,931

Total coalition revenues	$1,846,341	$1,673,619

Coalition Profit
Jeanswear	$122,277	$129,453
Outdoor	105,506	83,745
Imagewear	33,253	30,454
Sportswear	740	9,974
Contemporary Brands	14,805	-
Other	(2,775)	(1,212)

Total coalition profit	273,806	252,414

Corporate and Other Expenses	(29,831)	(36,823)
Interest, net	(20,503)	(11,479)

Income from Continuing Operations Before Income Taxes
	$223,472	$204,112

CONTACT:
VF Services, Inc.
Cindy Knoebel, CFA VP, Financial &
Corporate Communications, 212-841-7141 or 336-424-6189